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                                                                     EXHIBIT 4.2

                 INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

                          COMMON STOCK PURCHASE WARRANT

December 30, 2003                                                        937,500

                                                               (No. of Warrants)

         FOR VALUE RECEIVED, Integrated Business Systems and Services, Inc. ("COMPANY"), hereby certifies that Generation Capital Associates, or a permitted assign thereof, is entitled to purchase from the Company, at any time or from time to time, commencing on the date hereof and prior to 5:00 P.M., New York City time, on December 31, 2008, Nine Hundred Thirty-Seven Thousand Five Hundred (937,500) fully paid and nonassessable shares of the common stock of the Company for an aggregate purchase price of Three Hundred Seventy-five Thousand and No/100 Dollars ($375,000.00) ("AGGREGATE WARRANT PRICE") (computed on the basis of $0.40/share) ("PER SHARE WARRANT PRICE"). One Warrant shall be surrendered for each share of Common Stock purchased hereunder. The Aggregate Warrant Price is not subject to adjustment. The Per Share Warrant Price is subject to adjustment as hereinafter provided in Sections 4 and 6. In the event of any such adjustment, the number of IBSS Warrants Shares shall be adjusted by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such adjustment.

         1. DEFINITIONS. As used herein, the terms below shall have their respective meaning as follows:

                  A. "AGGREGATE WARRANT PRICE" shall have the meaning set forth in the recitals above.

                  B.       "BLOOMBERG" shall mean the Bloomberg Quotation
                  System.

                  C. "BOARD" shall mean the Board of Directors of the Company.

                  D. "COMMON STOCK" shall mean common stock issued by the Company.

                  E. "HOLDER" or "HOLDERS" shall mean the holder of this Warrant.

                  F. "IBSS REGISTRATION STATEMENT" shall have the meaning set forth in Section 6 below.

                  G. "IBSS WARRANTS SHARES" shall mean the shares of the Common Stock purchasable or convertible hereunder or under any other Warrant (as hereinafter defined).

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                  H.       "PER SHARE WARRANT PRICE" shall have the meaning set
                  forth in the recitals above.

                  I. "SPECIAL DIVIDEND" shall have the meaning set forth in Section 4(a) below.

                  J. "WARRANT" or "WARRANTS" shall mean this Warrant, all identical warrants (if any) issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant.

         2.       EXERCISE OF WARRANT

                  (a) Exercise for Cash. This Warrant may be exercised, in whole at any time or in part from time to time, commencing on the date hereof and prior to 5:00 P.M., New York City time, on the fifth anniversary of the date hereof, by the Holder by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Section 10 hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for IBSS Warrants Shares shall be made by bank wire or certified check payable to the order of the Company. If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the IBSS Warrants Shares which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such IBSS Warrants Shares. Upon such surrender of this Warrant the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board shall determine), and (b) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

                  (b) Cashless Exercise. If at any time the IBSS Warrants Shares have not been registered for resale under the Securities Act of 1933, as amended, with a current prospectus available, in lieu of exercising this Warrant in the manner set forth in Subsection 2(a) above, the Warrant may be exercised by surrender of the Warrant without payment of any other consideration, commission or remuneration, by execution of the cashless exercise subscription form (at the end hereof, duly executed). The number of shares to be issued in exchange for the Warrant will be computed by (1) subtracting the Per Share Warrant Price from the Bloomberg 4:00 P.M. closing bid price of the Common Stock (or if there is no 4:00 P.M. closing bid price, the last closing bid price prior to 4:00 P.M.) on the date of receipt of the cashless exercise subscription form ("Exercise Date Closing Bid Price"), and (2) multiplying that amount by the number of shares being exercised pursuant to the Warrant, and (3) dividing the product thereof by the Exercise Date Closing Bid Price

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                  (c)      Ownership Limitation. No Holders of Warrants shall be
permitted to exercise any Warrants to the extent that such exercise would cause any Holder to be the beneficial owner of more than 5% of the then outstanding Common Stock, at that given time. This limitation shall not be deemed to prevent any Holder from acquiring an aggregate of more than 5% of the Common Stock, so long as such Holder does not beneficially own more than 5% of the Common Stock, at any given time.

         3. RESERVATION OF IBSS WARRANTS SHARES. The Company agrees that, prior to the expiration of this Warrant, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer (except for applicable state or federal securities law restrictions) and free and clear of all pre-emptive rights.

         4.       DILUTION ADJUSTMENTS.

                  (a) Adjustment for Certain Additional Issuances. If, at any time or from time to time after the date of this Warrant, the Company shall issue or distribute (for no consideration) to the holders of shares of Common Stock evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend or distribution payable in shares of Common Stock, referred to in Subsection 4(b) below, and also excluding cash dividends or cash distributions paid out of net profits legally available therefor if the full amount thereof, together with the value of other dividends and distributions made substantially concurrently therewith or pursuant to a plan which includes payment thereof, is equivalent to not more than 5% of the Company's net worth) (any such nonexcluded event being herein called a "SPECIAL DIVIDEND"), the Per Share Warrant Price shall be adjusted by multiplying the Per Share Warrant Price then in effect by a fraction, (i) the numerator of which shall be the then current market price of the Common Stock (which market price shall be defined as the Bloomberg 4:00 P.M. closing bid price of the Common Stock (or if there is no 4:00 P.M. closing bid price, the last closing bid price prior to 4:00 P.M.) on the date the Company declares any Special Dividend ("SPECIAL DIVIDEND CLOSING BID PRICE") less the fair market value (as determined by the Board)) of the evidences of indebtedness, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock and
(ii) the denominator of which shall be the Special Dividend Closing Bid Price. An adjustment made pursuant to this Subsection 4(a) shall become effective immediately after the record date of any such Special Dividend.

                  (b) Adjustment in Dividend, Distribution, Subdivision, Recombination, or Reclassification. In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Warrant Price shall be adjusted so that the Holder of any Warrant upon the exercise hereof shall be entitled to receive the number of shares of

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Common Stock or other capital stock of the Company which he would have owned had he exercised the warrants immediately prior thereto. An adjustment made pursuant to this Subsection 4(b) shall become effective immediately after the record date in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Subsection 4(b), the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board (whose determination shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Warrant Price between or among shares of such classes or capital stock or shares of Common Stock and other capital stock.

                  (c) Adjustment In Event of Reorganization, Consolidation, Merger, Sales of Assets, etc. In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder of this Warrant shall have the right thereafter to receive upon exercise of such Warrant into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 4 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of this Warrant. The above provisions of this Subsection 4(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the conversion of this Warrant shall be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, consolidation, merger, statutory exchange, sale or conveyance shall be mailed to the Holders of the Warrants not less than twenty (20) days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

                  (d) Limitations on Adjustment. No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per share of Common Stock; provided, however, that any adjustments which by reason of this Subsection 4(d) are not required to be made shall be carried forward and taken into account in

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any subsequent adjustment; and provided, further, that adjustments shall be required and made in accordance with the provisions of this Section 4 (other than this Subsection 4(d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or Common Stock issuable upon exercise hereof. All calculations under this
Section 4 shall be made to the nearest cent. Anything in this Section 4 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 4, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

                  (e) Certificate from Chief Financial Officer. Whenever the Per Share Warrant Price is adjusted as provided in this Section 4 and upon any modification of the rights of a Holder of Warrants in accordance with this
Section 4, the Company shall promptly obtain, at its expense, a certificate of the Company's chief financial officer setting forth the Per Share Warrant Price and the number of IBSS Warrants Shares after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.

                  (f) Notice To Holder Upon Dividend. If the Board of the Company shall declare any dividend or other distribution with respect to the Common Stock, other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of the Warrants not less than twenty
(20) days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution.

         5. FULLY PAID STOCK, TAXES. The Company agrees that the shares of the Common Stock represented by each and every certificate for IBSS Warrants Shares delivered upon the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to pre-emptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue, or similar taxes which may be payable in respect of the issue of any Warrant Share or certificate therefor.

         6. REGISTRATION RIGHTS. IBSS shall file a registration statement (the "IBSS REGISTRATION STATEMENT") for the resale of the IBSS Warrants Shares within thirty (30) days of the date hereof; and it shall use its best efforts to cause the IBSS Registration Statement to become effective as soon thereafter as possible. If the IBSS Registration Statement is not filed within such thirty
(30) days and/or is not effective within one hundred twenty (120) days following the date hereof with a current prospectus available, the Per Share Warrant Price of the IBSS Warrants shall be reduced by $0.05 for the first month or part thereof of such late filing

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and/or late effectiveness and $0.03 for each month or part thereof thereafter, but in no event shall the Per Share Warrant Price be less than $0.05 per share.

         7. TRANSFERABILITY. The Company may treat the registered Holder of this Warrant as he or it appears on the Company's books at any time as the Holder for all purposes. The Company shall permit any Holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants. All warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the Holder thereof shall be identical to those of the Holder.

         8. LOSS, THEFT, OR DESTRUCTION OF WARRANT. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

         9. WARRANT HOLDER NOT SHAREHOLDERS. Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof; provided, however, Company shall give not less than twenty days written notice to the Holder of any action which would require adjustment of any terms of the Warrant in accordance with Sections 4 and/or 6 above.

         10. NOTICES. Any notice or other communication delivered under this Warrant shall be effective and shall be deemed to have been given if the same is in writing and is sent (i) by first-class mail, postage prepaid, or (ii) via facsimile, electronic transmission, overnight courier or hand delivery and addressed to:

         If to the Company:

         Integrated Business Systems and Services, Inc.
         1601 Shop Road, Ste. E
         Columbia, S.C. 29201
         Attn: George E. Mendenhall, CEO
         Tel: (803) 736-5595
         Fax: (803) 736-7735

         If to the Holder:

         Generation Capital Associates
         1085 Riverside Trace
         Atlanta, GA 30328
         Attn: Fred A. Brasch, CFO

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         Tel: (404) 303-8450
         Fax: (404) 257-9125

         With Copy to Escrow Agent:

         David A. Rapaport, Esq.
         333 Sandy Springs Circle, Ste. 230
         Atlanta, GA 30328
         Tel: (404) 257-9150
         Fax: (404) 257-9125

         11. HEADINGS. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

         12. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the substantive laws of the state of South Carolina without giving effect to the principles of conflicts of law thereof.

         13. MODIFICATION; AMENDMENT. This Warrant may not be modified, changed, or amended in any respect except by a written agreement signed by both Holder and Company.

                  [Remainder of page left intentionally blank]

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                [Signature page to Common Stock Purchase Warrant]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the year and date first set forth above.

                                             COMPANY:

                                             Integrated Business Systems and
                                             Services, Inc.

                                             By: /s/ George E. Mendenhall
                                                 -------------------------------
                                                 Name: George E. Mendenhall
                                                 Title: Chief Executive Officer

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                                  SUBSCRIPTION

The undersigned, _______________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase shares of the Common Stock of Integrated Business Systems and Services, Inc. covered by said Warrant, and makes payment therefor in full at the Per Share Warrant provided by said Warrant.

Dated:                                       Signature:

                                             Address:

                                   ASSIGNMENT

FOR VALUE RECEIVED___________________ hereby sells, assigns and transfers unto _____________ the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint __________________________, attorney, to transfer said Warrant on the books of_________________

Dated:                                       Signature:

                                             Address:

                               PARTIAL ASSIGNMENT

FOR VALUE RECEIVED ___________________ hereby assigns and transfers unto ______________________ the right to purchase _______________ shares of the
Common Stock of _________________ by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced hereby, and does irrevocably constitute and appoint _______________________ attorney, to transfer that part of said Warrant on the books of Integrated Business Systems and Services, Inc.

Dated:                                       Signature:

                                             Address:

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                         CASHLESS EXERCISE SUBSCRIPTION

The undersigned _________________________ pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe to that number of shares of stock of Integrated Business Systems and Services, Inc. as are issuable in accordance with the formula set forth in Section 12(b) of the Warrant, and makes payment therefore in full by surrender and delivery of this Warrant.

Dated:                                       Signature:

                                             Address:

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